June 27, 2019

Bank of America Announces Planned Capital Distributions

Quarterly Dividend to Increase 20 Percent
$30.9 Billion In Share Buybacks Approved

CHARLOTTE - Bank of America today announced that the Federal Reserve did not object to its capital plan following completion of the 2019 Comprehensive Capital Analysis and Review and that the company’s Board of Directors approved plans to increase capital returns to shareholders.

“By driving Responsible Growth, we have generated record earnings and consistent returns that allow us to invest in our company, deliver solid returns to shareholders, and also address some of the world’s most pressing priorities,” said Bank of America Chairman and CEO Brian Moynihan. “Today’s announcement includes a plan to prudently return a portion of our excess capital above what is needed for investments to grow the company.”

The Board approved plans for the company to return as much as $37 billion to common stockholders over the next four quarters through an increased quarterly common stock dividend and common stock repurchases, based on the company’s current number of outstanding shares and share price. The company plans to increase by 20 percent its quarterly common stock dividend, to $0.18 per share, beginning in the third quarter of 2019. It has been authorized to repurchase approximately $30.9 billion in common stock from July 1, 2019 through June 30, 2020. The buybacks would include approximately $0.9 billion in repurchases to offset shares awarded under equity-based compensation plans during the same period.

Since the beginning of 2015, the company has earned $87 billion in net income and returned $62 billion to common stockholders.

At the same time, other uses of capital previously announced by the company have included:

•	Helping to support the economy by increasing loans by $195 billion across our lines of business since the end of 2014, growing 6 percent on an annualized basis;

•	Sharing its success by awarding special bonuses to employees in each of the past two years, which covered more than 90 percent of its workforce and cost $1 billion;

•	Raising its minimum wage to $17 per hour in 2019 on the way to $20 per hour to be paid in 2021;

•
Increasing its investment in low-carbon business activities by mobilizing an additional $300 billion by 2030 to bring to $445 billion the company’s total commitment since 2007; the company has deployed more than $126 billion over the past 12 years in support of environmental business efforts across the globe; and

•	Committing $5 billion to an affordable homeownership initiative for low- to moderate-income and multicultural homebuyers and communities across the country.

The repurchase program announced today will be subject to various factors, including the company’s capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The common stock repurchases may be effected through open market purchases or privately negotiated transactions, including Rule 10b5-1 plans.

Forward-Looking Statements
Certain statements contained in this news release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the current expectations, plans or forecasts of Bank of America Corporation (“Bank of America”) based on available information. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Forward-looking statements represent Bank of America’s current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of its future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2018 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 66 million consumer and small business clients with approximately 4,400 retail financial centers, including approximately 1,800 lending centers, 2,200 financial centers with a Consumer Investment Financial Solutions Advisor, and 1,500 business centers; approximately 16,400 ATMs; and award-winning digital banking with more than 37 million active users, including over 27 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom. Click here to register for news email alerts.

www.bankofamerica.com

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Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Lawrence Grayson, Bank of America, 1.704.995.5825
lawrence.grayson@bankofamerica.com